Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION RELATING TO THE MERGER

The unaudited pro forma condensed combined financial information has been prepared using the purchase method of accounting, giving effect to the merger of RSC Holdings Inc. (“RSC”) with and into United Rentals, Inc. (“URI”, “we”, or “us”) which was completed on April 30, 2012 (the “merger”). The unaudited pro forma condensed combined balance sheet combines the historical financial information of URI and RSC as of March 31, 2012, and assumes that the merger was completed on that date. The unaudited pro forma condensed combined statements of operations give effect to the merger as if the merger had been completed on
January 1, 2011. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial condition of the combined company had the merger been completed on the dates described above, nor is it necessarily indicative of the future results of operations or financial position of the combined company.

The pro forma financial information includes adjustments to record assets and liabilities of RSC at their respective fair values based on available information and to give effect to the financing for the merger and related transactions. The pro forma adjustments included herein are subject to change depending on changes in the components of assets and liabilities and as additional analyses are performed. The final allocation of the purchase price of RSC will be determined after completion of a thorough analysis to determine the fair value of RSC’s tangible and identifiable intangible assets and liabilities as of the date the merger was completed. Increases or decreases in the estimated fair values of the net assets as compared with the information shown in the unaudited pro forma condensed combined financial information may change the amount of the purchase price allocated to goodwill and other assets and liabilities, and may impact URI’s statement of operations in future periods. Any changes to RSC stockholders’ equity (deficit), including results of operations from March 31, 2012, through the date the merger was completed, will also change the purchase price allocation, which may include the recording of a higher or lower amount of goodwill. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

URI anticipates that the merger will provide the combined company with financial benefits that include reduced operating expenses. The unaudited pro forma condensed combined financial information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect any cost savings from operating efficiencies, synergies or restructurings that could result from the merger. Additionally, the unaudited pro forma condensed combined financial information does not reflect additional revenue opportunities following the merger and does not attempt to predict or suggest future results.

The unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of URI and RSC, which are incorporated by reference in the Form 8-K/A, dated May 10, 2012, to which this pro forma condensed combined financial information is attached as Exhibit 99.3.

The unaudited pro forma stockholders’ equity and net loss are qualified by the statements set forth under this caption and should not be considered indicative of the market value of URI common stock or the actual or future results of operations of URI for any period. Actual results may be materially different from the pro forma information presented.

Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2012 (in millions)

	URI historical (A)	RSC historical (1)	Reclassification adjustments (1)	RSC historical recast (1) (B)	Pro forma adjustments (C)	Note		Pro forma combined (A+B+C)
ASSETS
Cash and cash equivalents	$26	$29	$—	$29	$—	6	(a)	$55
Accounts receivable, net of allowance for doubtful accounts	417	264	—	264	—			681
Inventory	85	16	—	16	—			101
Prepaid expenses and other assets	78	14	—	14	—			92
Deferred taxes	50	120	—	120	66	6	(b)	236

Total current assets	656	443	—	443	66			1,165
Restricted cash	2,850	—	—	—	(2,850)	6	(a)	—
Rental equipment, net	2,865	1,614	105	1,719	367	6	(c)	4,951
Property and equipment, net	380	127	(105)	22	26	6	(d)	428
Goodwill and other intangibles, net	414	957	—	957	2,873	6	(e)	4,244
Other long-term assets/deferred financing costs	132	59	—	59	(49)	6	(f)	142

Total assets	$7,297	$3,200	$—	$3,200	$433			$10,930

LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt and current maturities of long-term debt	$371	$29	$—	$29	$—			$400
Accounts payable	384	241	—	241	—			625
Accrued expenses and other liabilities	291	113	—	113	(77)	6	(g)	327

Total current liabilities	1,046	383	—	383	(77)			1,352
Long-term debt	5,590	2,358	—	2,358	(1,354)	6	(h)	6,594
Subordinated convertible debentures	55	—	—	—	—			55
Deferred taxes	419	430	—	430	551	6	(b)	1,400
Other long-term liabilities	60	28	—	28	—			88

Total liabilities	$7,170	$3,199	$—	$3,199	$880			$9,489
Temporary equity	37	—	—	—	—			37
Common stock	1	872	—	872	(872)	6	(i)	1
Additional paid-in capital	490	—	—	—	1,420	6	(j)	1,910
Accumulated deficit	(486)	(892)	—	(892)	786	6	(k)	(592)
Accumulated other comprehensive income	85	21	—	21	(21)	6	(l)	85

Total stockholders’ equity	90	1	—	1	1,313			1,404

Total liabilities and stockholders’ equity	$7,297	$3,200	$—	$3,200	$433			$10,930

(1)	RSC historical is based on financial statement captions reflected in RSC’s historical financial statements. Reclassification adjustments represent reclassifications to conform to URI’s financial statement presentation. RSC historical recast represents the sum of RSC historical and reclassification adjustments.

See accompanying notes to unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations for the Three Months Ended

March 31, 2012 (in millions, except per share data)

	URI historical (A)	RSC historical (1)	Reclassification adjustments (1)	RSC historical recast (1) (B)	Pro forma adjustments (C)	Note		Pro forma combined (A+B+C)
INCOME STATEMENT
Revenues:
Equipment rentals	$523	$346	$(3)	$343	$—			$866
Sales of rental equipment	76	49	—	49	—			125
Sales of new equipment	18	—	3	3	—			21
Contractor supplies / merchandise sales	18	13	(6)	7	—			25
Service and other revenues	21	—	6	6	—			27

Total revenues	656	408	—	408	—			1,064
Cost of revenues:
Cost of equipment rentals, excluding depreciation	246	169	(21)	148	—			394
Depreciation of rental equipment	115	78	8	86	18	7	(a)	219
Cost of rental equipment sales	47	28	—	28	6	7	(b)	81
Cost of new equipment sales	15	—	2	2	—			17
Cost of contractor supplies / merchandise sales	12	9	(4)	5	—			17
Cost of service and other revenues	8	—	2	2	—			10

Total cost of revenues	443	284	(13)	271	24			738

Gross profit	213	124	13	137	(24)			326
Selling, general and administrative expenses	102	48	20	68	—			170
Merger costs	10	2	—	2	(12)	7	(c)	—
Restructuring charge	—	—	1	1	—			1
Non-rental depreciation and amortization	14	11	(8)	3	39	7	(d)	56
Other operating (gain) / loss	—	(3)	3	—	—			—

Operating income (loss)	87	66	(3)	63	(51)			99
Interest expense, net	68	48	—	48	9	7	(e)	125
Interest expense subordinated convertible debentures	1	—	—	—	—			1
Other income, net	(1)	—	(3)	(3)	—			(4)

Income (loss) from continuing operations before provision (benefit) for income taxes	19	18	—	18	(60)			(23)
Provision (benefit) for income taxes	6	7	—	7	(23)	7	(f)	(10)

Income (loss) from continuing operations	$13	$11	$—	$11	$(37)			$(13)

Income (loss) from continuing operations per share
Basic	$0.21	$0.10				7	(g)	$(0.14)
Diluted	0.17	0.10				7	(g)	(0.14)
Weighted-average common shares (in thousands)
Basic	63,131	106,261			(76,344)	7	(g)	93,048
Diluted	76,266	107,799			(91,017)	7	(g)	93,048

(1)	RSC historical is based on financial statement captions reflected in RSC’s historical financial statements. Reclassification adjustments represent reclassifications to conform to URI’s financial statement presentation. RSC historical recast represents the sum of RSC historical and reclassification adjustments.

See accompanying notes to unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended

December 31, 2011 (in millions, except per share data)

	URI historical (A)	RSC historical (1)	Reclassification adjustments (1)	RSC historical recast (1) (B)	Pro forma adjustments (C)	Note		Pro forma combined (A+B+C)
INCOME STATEMENT
Revenues:
Equipment rentals	$2,151	$1,313	$(6)	$1,307	$—			$3,458
Sales of rental equipment	208	154	—	154	—			362
Sales of new equipment	84	—	14	14	—			98
Contractor supplies / merchandise sales	85	55	(27)	28	—			113
Service and other revenues	83	—	19	19	—			102

Total revenues	2,611	1,522	—	1,522	—			4,133
Cost of revenues:
Cost of equipment rentals, excluding depreciation	992	652	(80)	572	—			1,564
Depreciation of rental equipment	423	300	26	326	70	7	(a)	819
Cost of rental equipment sales	142	101	—	101	22	7	(b)	265
Cost of new equipment sales	67	—	11	11	—			78
Cost of contractor supplies / merchandise sales	58	37	(19)	18	—			76
Cost of service and other revenues	31	—	11	11	—			42

Total cost of revenues	1,713	1,090	(51)	1,039	92			2,844

Gross profit	898	432	51	483	(92)			1,289
Selling, general and administrative expenses	407	183	72	255	—			662
Merger costs	19	11	—	11	(30)	7	(c)	—
Restructuring charge	19	—	5	5	—			24
Non-rental depreciation and amortization	57	42	(26)	16	155	7	(d)	228
Other operating (gain) / loss	—	(4)	4	—	—			—

Operating income (loss)	396	200	(4)	196	(217)			375
Interest expense, net	228	225	15	240	85	7	(e)	553
Loss on extinguishment of debt	—	15	(15)	—				—
Interest expense subordinated convertible debentures, net	7	—	—	—	—			7
Other income, net	(3)	—	(4)	(4)	—			(7)

Income (loss) from continuing operations before provision (benefit) for income taxes	164	(40)	—	(40)	(302)			(178)
Provision (benefit) for income taxes	63	(10)	—	(10)	(118)	7	(f)	(65)

Income (loss) from continuing operations	$101	$(30)	$—	$(30)	$(184)			$(113)

Income (loss) from continuing operations per share
Basic	$1.62	$(0.29)				7	(g)	$(1.22)
Diluted	1.38	(0.29)				7	(g)	(1.22)
Weighted-average common shares (in thousands)
Basic	62,184	103,911			(73,994)	7	(g)	92,101
Diluted	73,349	103,911			(85,159)	7	(g)	92,101

(1)	RSC historical is based on financial statement captions reflected in RSC’s historical financial statements. Reclassification adjustments represent reclassifications to conform to URI’s financial statement presentation. RSC historical recast represents the sum of RSC historical and reclassification adjustments.

See accompanying notes to unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1	Description of the transaction

On December 15, 2011, URI entered into a merger agreement (the “merger agreement”) pursuant to which RSC agreed to merge with and into URI, with URI as the surviving corporation, subject to satisfaction of certain conditions, including stockholder approvals. The merger was consummated on April 30, 2012.

At the consummation of the merger, each issued and outstanding share of RSC common stock, of no par value (which we refer to as “RSC common stock”), other than shares owned by RSC, URI or any of their direct or indirect wholly owned subsidiaries, in each case not held on behalf of third parties (which we refer to as “excluded shares”), was converted into the right to receive (i) $10.80 in cash and (ii) 0.2783 of a share of URI common stock (which we refer to as the “exchange ratio”), in each case without interest (which we refer to collectively as the “merger consideration”).

2	Basis of preparation

The unaudited pro forma condensed combined financial information has been derived from the historical financial information of URI and RSC and was prepared using the acquisition method of accounting in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification (“ASC”) 805, Business Combinations, and uses the fair value concepts defined in ASC 820, Fair Value Measurements and Disclosures. ASC 805 requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the merger date. In addition, ASC 805 establishes that the consideration transferred be measured at the closing date of the merger at the then-current market price. The pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. URI anticipates that the values assigned to the assets acquired and liabilities assumed will be finalized during the one-year measurement period following the closing date.

Certain reclassifications have been made to the historical financial statements of RSC to conform to URI’s financial statement presentation. Further review of RSC’s accounting policies may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the financial statements of the combined company. At this time, URI is not aware of any differences that would have a material impact on the financial statements of the combined company that are not reflected in the pro forma reclassification adjustments. The unaudited pro forma adjustments reflect certain assumptions that URI believes are reasonable, which are described herein. Pro forma adjustments have been included only to the extent appropriate information is known and readily available, factually supportable and directly attributable to the combination, and if such adjustments have a continuing impact.

The unaudited pro forma condensed combined financial information does not reflect any cost savings from operating efficiencies, synergies or restructurings that could result from the merger. Additionally, the unaudited pro forma condensed combined financial information does not reflect additional revenue opportunities following the merger.

3	Purchase consideration

URI acquired all of the issued and outstanding shares of RSC common stock (other than excluded shares), for consideration consisting of (i) $10.80 in cash and (ii) 0.2783 of a share of URI common stock, in each case without interest, for each share of RSC common stock. The purchase price was computed using a price per share of URI common stock of $46.49, which was the average of the high and low sales prices of URI’s common stock on April 30, 2012. The following table sets forth the total consideration paid to effect the merger:

	In millions, except per share data
Cash consideration
RSC common shares outstanding at closing	107.5
Cash per share	$10.80

Total cash consideration for outstanding shares		$1,161
Stock consideration
RSC common shares outstanding at closing	107.5
Exchange ratio for each RSC share	0.2783

Equivalent URI shares	29.9
URI common stock price on April 30, 2012	$46.49
Total stock consideration		1,391
Share-based compensation awards (1)		29

Total purchase consideration		2,581

(1) This relates to RSC stock options and restricted stock units which were outstanding as of the date the merger was completed. Each RSC stock option was converted into an adjusted URI stock option to acquire a number of shares of URI common stock, determined by multiplying the number of shares of RSC common stock subject to the RSC stock option by the option exchange ratio (rounded down, if necessary, to a whole share of URI common stock). The “option exchange ratio” means the sum of (i) 0.2783 and (ii) the quotient determined by dividing $10.80 by the volume-weighted average of the closing sale prices of shares of URI common stock as reported on the NYSE composite transactions reporting system for each of the ten consecutive trading days ending with the closing date of the merger. The exercise price per share of URI common stock subject to the adjusted URI option will be equal to the per share exercise price of such RSC stock option divided by the option exchange ratio (rounded up, if necessary, to the nearest whole cent). Each RSC restricted stock unit (other than an award held by a member of the RSC board who is not also an employee or officer of RSC) was converted into an adjusted URI restricted stock unit determined by multiplying the number of shares of RSC common stock subject to the RSC restricted stock unit by the option exchange ratio. The option exchange ratio is 0.5161. The portion of the URI replacement awards that has been included in the purchase consideration was calculated as $29 million and is based on the vesting which occurred prior to the merger close.

4	Purchase accounting

The following is a preliminary estimate of the assets acquired and the liabilities assumed by URI in the merger, reconciled to the estimate of consideration transferred:

	In millions
Purchase consideration		$2,581
Book value of net assets acquired at March 31, 2012	1
Less: RSC historical goodwill	(950)
Less: RSC historical intangible assets	(7)

Adjusted book value of net assets acquired		(956)
Add:
Fair value of RSC’s intangible assets (a)		1,410
Adjustments to:
Rental equipment (b)	367
Property and equipment (b)	26
Other long-term assets/deferred financing costs (c)	(50)
Long-term debt (d)	(85)
Deferred taxes (e)	(551)

Total adjustments		(293)

Adjusted fair value of net assets acquired		161

Goodwill (f)		2,420

a) Intangible assets: As of the effective date of the merger, intangible assets are required to be measured at fair value and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of the unaudited pro forma condensed combined financial information, URI assumed that all assets will be used in a manner that represents their highest and best use from a market participant’s perspective. The following reflects the estimated fair values and useful lives of the significant intangible assets identified based on URI’s preliminary purchase accounting assessments:

	Estimated fair value (in millions)	Estimated useful life (in years)
Customer relationships	$960	10
RSC trade name and associated trademarks	320	20
Covenants not-to-compete	110	5
Internally-developed software/systems	20	5

Total	1,410

The fair value of customer relationships has been estimated using an income-based methodology referred to as the multi-period excess earnings approach. This method makes use of market participant assumptions regarding the future profitability of business generated by existing customers, the ability to effectuate on-going customer retention, and a discount rate reflecting the risks inherent in the income generation of the asset. The fair value of RSC’s trade names and associated trademarks has been estimated using an income-based methodology referred to as the relief-from-royalty method. This method makes use of market participant assumptions regarding the estimated future intended use of these assets, the hypothetical royalty payments that a market participant would be required to pay if it did not already own these assets, and a discount rate reflecting the risks inherent in the income generation of these assets. The fair value of covenants not-to-compete (which includes those recorded by RSC before the merger as well as those expected in connection with the merger) has been estimated with consideration to the detrimental impact of competition that would arise if these covenants were not in place, adjusted for an estimated probability that such competition would arise. The fair value of internally-developed software and systems has been estimated using a cost-based methodology based on the estimated expense that would need to be incurred to replicate these assets.

At this time, URI’s estimates of the fair values of intangible assets are still subject to considerable uncertainty, as substantial amounts of RSC data must be thoroughly analyzed before more precise valuations can be determined. For the purposes of the unaudited pro forma condensed combined financial information, valuations were performed based on available information and supplemented with certain preliminary, high-level assumptions. For example, URI has not yet fully analyzed the comprehensive customer sales data from which it can derive the various inputs (such as customer attrition rates, customer margins including selling expenses) needed for the valuation of the customer relationships intangible asset. As such, URI has relied on certain summary data and analysis, as well as its own experience in the market in making assumptions for the valuation of this asset. Similarly, URI has not yet completed its review of RSC’s current portfolio of covenants not-to-compete to determine what additional agreements may need to be put into place. As a result, the valuation of these covenants is based on certain preliminary assumptions regarding the terms of the agreements that have been and will ultimately be signed. Furthermore, URI has not yet determined the precise reporting unit structure that will be applied to the acquired business and, therefore, has performed its valuations of the acquired intangible assets on an overall basis. This approach may yield a different valuation result as compared to the analysis if it is performed on a reporting unit-by-reporting unit basis in light of the possibility of differing customer retention, equipment mix and profitability profiles for the various reporting units. As a result of the high-level nature of these assumptions, the fair value estimates and useful life assumptions used within the unaudited pro forma condensed combined financial information are preliminary and will likely be different from the final acquisition accounting, and the difference between the accompanying unaudited pro forma condensed combined financial information and the final acquisition accounting could be material. The estimated intangible asset values and their useful lives could be impacted by a variety of factors that may become known to URI only upon further analysis of the additional information to which it has only recently gained access upon consummation of the merger. URI anticipates that a refinement of the values of these intangible assets will likely be finalized during the one-year measurement period following the closing date.

For each 1% change in the valuation of the underlying definite lived intangible assets, we estimate that annual amortization expense would increase or decrease by approximately $1 million, assuming the useful lives reflected in the table above. To the extent that the useful lives of the underlying definite lived intangible assets were to increase or decrease by one year, we estimate that our annual amortization expense would decrease or increase by approximately $14 million or $18 million, respectively.

b) Rental equipment and property and equipment: As of the effective date of the merger, rental equipment and property and equipment are required to be measured at fair value. The acquired assets can include assets that are not intended to be used or sold, or that are intended to be used in a manner other than their highest and best use. For purposes of the pro forma condensed combined financial information, URI assumed an in-use premise for all rental equipment and property and equipment in its estimation of fair value. This estimation was determined using cost-based and market-based appraisal methodologies considering the costs associated with the historical purchase of the property and equipment, market prices for similar assets, and estimates of the property and equipment’s age, economic life, and other relevant characteristics. The fair value estimates based on these methodologies are $2,086 million for the rental equipment and $48 million for property and equipment. At this time, URI has not completed the analysis required to be able to estimate all inputs required to perform the fair value estimates with certainty. As part of normal business, RSC continuously refreshes their rental equipment fleet by regularly buying new equipment and selling older or under/non-utilized equipment, and a comprehensive review of the current state of the RSC rental equipment fleet, taking into account market-based appraisal methodologies, has not yet been completed. These estimates are preliminary and subject to change, and could vary significantly from the fair values ultimately determined for these assets. URI anticipates that a refinement of the values of these assets will likely be finalized during the one-year measurement period following the closing date.

The remaining weighted-average useful lives of the underlying rental equipment and property and equipment are estimated to be 5 years and 3 years, respectively.

For each 1% change in the valuation of the underlying rental equipment, we estimate that annual depreciation expense would increase or decrease by approximately $4 million, assuming a weighted-average useful life of 5 years. To the extent that the useful lives of all the underlying rental equipment were to increase or decrease by one year, we estimate that annual depreciation expense would decrease or increase by approximately $69 million or $104 million, respectively.

For each 1% change in the valuation of the underlying depreciable property and equipment, we estimate that annual non-rental depreciation and amortization expense would increase or decrease by less than $1 million, assuming a weighted-average useful life of 3 years. To the extent that the useful lives of all the underlying depreciable property and equipment were to increase or decrease by one year, we estimate that annual non-rental depreciation and amortization expense would decrease or increase by approximately $4 million or $8 million, respectively.

c) Other long-term assets/deferred financing costs: As of the effective date of the merger, deferred financing costs are required to be measured at fair value. RSC’s historical deferred financing costs do not meet the definition of an asset for the combined company, and accordingly are not recognized in the merger.

d) Long-term debt: As of the effective date of the merger, debt is required to be measured at fair value. At the consummation of the merger, RSC’s existing senior secured debt, comprised of its senior ABL revolving facility and its 10% senior secured notes due 2017, and RSC’s 9.50% senior notes due 2014, was repaid. URI’s wholly owned subsidiary, United Rentals (North America), Inc. assumed all of RSC’s remaining unsecured debt, comprised of 10.25% senior notes due 2019 and 8.25% senior notes due 2021, upon the consummation of the merger. URI’s estimate of fair value is based on available market information. The fair value assigned to RSC’s debt that URI repaid in connection with the merger is equal to the principal amount of such debt. For each $10 million decrease or increase in the fair value of the RSC debt assumed by URI, we estimate that annual interest expense would increase or decrease by approximately $1 million.

e) Deferred taxes: As of the effective time of the merger, URI will provide deferred taxes as part of the accounting for the merger, primarily related to the temporary differences resulting from estimated fair value adjustments for fixed assets, other assets (deferred financing costs), acquired intangible assets and assumed debt. The pro forma adjustment to record the effect of deferred taxes was computed as follows:

In millions
Estimated fair value adjustment of fixed assets to be acquired	$393
Estimated fair value adjustment of other assets to be acquired	(50)
Estimated fair value adjustment of identified intangible assets to be acquired	1,403
Estimated fair value adjustment of debt to be assumed	(85)
Adjustment to RSC’s historical deferred taxes related to tax basis goodwill	(247)

Total estimated fair value adjustments	1,414

Deferred tax liability associated with the estimated fair value adjustments using an estimated statutory tax rate of 39%	551
Deferred tax asset associated with equity adjustments described in 6(k)	(66)

f) Goodwill: Goodwill is calculated as the difference between the acquisition date fair value of the estimated consideration paid in the merger and the values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized but is generally subject to an impairment test annually or more frequently if an event or circumstance indicates that an impairment loss may have been incurred. The level of goodwill expected to result from the merger is primarily reflective of RSC’s going-concern value, the value of RSC’s assembled workforce, new customer relationships expected to arise from the merger, and operational synergies that URI expects to achieve that would not be available to other market participants.

The premium in the purchase price paid by URI for the acquisition of RSC reflects the creation of a leading North American equipment rental company with a more attractive business mix, greater scale and enhanced growth prospects. The combination is also expected to accelerate URI’s growth with industrial customers as well as provide a lower cost base and a less volatile revenue profile to better position the company through all phases of the business cycle. The combined company is expected to be well-positioned to benefit from increased rental penetration, the continued strength of the industrial sector and a recovery in construction activity, and will serve customers across a variety of industries. URI anticipates realizing significant operational and cost synergies from the acquisition. These factors contributed to an estimated purchase price in excess of the fair value of the net tangible assets acquired.

5	Financing

a.	New debt issuance

The cash portion of the merger consideration, repayment of RSC’s existing senior secured credit facilities, satisfaction and discharge of RSC’s 10% senior secured notes due 2017, satisfaction and discharge of RSC’s 9.50% senior notes due 2014, and payment of related transaction fees and expenses were financed by the proceeds from the issuance of $750 million aggregate principal amount 5.75% senior secured notes, $750 million aggregate principal amount 7.375% senior notes due 2020 and $1,325 million aggregate principal amount 7.625% notes due 2022 (the “merger financing notes”) by UR Financing Escrow Corporation, a wholly owned subsidiary of URI (“Funding SPV”), on March 9, 2012, as well as by drawing on URI’s current asset-based loan (“ABL”) facility. The proceeds from the offerings were deposited into segregated escrow accounts, and released from escrow upon consummation of the merger. United Rentals (North America), Inc. assumed the obligations of Funding SPV upon the consummation of the merger.

Estimated net proceeds from the financings are as follows (in millions except interest rates):

	Interest rate	Principal	Issue cost	Net proceeds
Senior Secured Notes	5.75%	$750	$(17)	$733
Senior Unsecured Notes due 2020	7.375%	750	(18)	732
Senior Unsecured Notes due 2022	7.625%	1,325	(31)	1,294
ABL Facility	2.25%	12	—	12

Total		2,837	(66)	2,771

In addition to the above issue costs, URI expects to pay $5 million of additional fees associated with amendments to its ABL facility to permit the merger transaction. URI recorded $2 million of ABL facility amendment fees in 2011. The remaining $5 million of these fees will be reflected as an expense of the combined company in the period incurred, but is not reflected in the condensed combined pro forma statement of operations as it is non-recurring.

The estimated incremental interest expense from the financings is presented in the following table (in millions):

	Three months ended March 31, 2012			Year ended December 31, 2011
	Interest	Issue cost amortization	Total	Interest	Issue cost amortization	Total
Senior Secured Notes	$11	$1	$12	$43	$3	$46
Senior Unsecured Notes due 2020	14	1	15	55	2	57
Senior Unsecured Notes due 2022	25	—	25	102	3	105
ABL Facility	—	—	—	—	—	—
Total	50	2	52	200	8	208

URI recorded $13 million of interest expense associated with the financings during the three months ended March 31, 2012. In addition to the interest expense associated with the financings, the unaudited condensed combined pro forma statements of operations reflect a reduction to interest expense associated with fair value adjustments to RSC’s debt that was assumed by URI after the merger.

b.	Repayment of certain indebtedness of RSC

At the consummation of the merger, URI used net proceeds from the financings to repay RSC’s senior ABL revolving facility, which had $548 million principal amount outstanding as of March 31, 2012, to satisfy and discharge $400 million principal amount of RSC’s 10% senior secured notes due 2017 and to satisfy and discharge $503 million principal amount of RSC’s 9.50% senior notes due 2014.

The unaudited condensed combined pro forma statements of operations for the three months ended March 31, 2012, and the year ended December 31, 2011, reflect the elimination of aggregate interest expense on RSC’s ABL senior revolving facility, 10% senior secured notes due 2017 and 9.50% senior notes due 2014 of $29 million and $116 million, respectively. In the unaudited condensed combined pro forma statements of operations, the eliminated interest expense was replaced by incremental interest expense associated with the issuance of the merger financing notes discussed in a. above; the merger financing notes are directly attributable to the merger and will have a continuing impact on the combined entity. Because the $1,451 million principal amount of retired RSC debt was replaced with notes with an interest rate of 7.53% (the weighted average interest rate for the unsecured merger financing notes), in the unaudited condensed combined pro forma statements of operations for the three months ended March 31, 2012, and the year ended December 31, 2011, the $29 million and $116 million, respectively, of eliminated interest has been replaced by incremental interest expense on such notes of approximately $28 million and $113 million, respectively.

c.	Post-merger stock buyback

The URI board has announced its approval of a stock buyback of up to $200 million of URI common stock in connection with the closing of the merger. As of the date of the filing of the 8-K/A to which this pro forma financial information is attached, URI has repurchased $75 million of URI common stock. URI’s current intention is to complete the stock buyback within 18 months after the closing of the merger. The unaudited pro forma condensed combined financial information does not reflect the realized or the expected stock buyback.

6	Pro forma balance sheet adjustments

a. Aggregate cash received from the merger financing notes of $2.8 billion, along with $25 million of interest payable on the notes, was reflected as restricted cash on URI’s balance sheet at March 31, 2012. The pro forma adjustments to cash and cash equivalents and restricted cash reflect i) $12 million of additional borrowings under URI’s ABL facility, ii) remaining payments on aggregate debt issuance costs and ABL amendment fees of $69 million (excluding $4 million of such fees that have been paid as of March 31, 2012), iii) cash consideration paid to RSC stockholders of $1.2 billion, iv) retirement of $1.5 billion principal amount of RSC debt, v) $76 million of fees associated with the retirement of RSC’s 10% senior secured notes due 2017 and 9.50% senior notes due 2014 and vi) estimated remaining aggregate URI and RSC transaction costs of $104 million (excluding URI and RSC aggregate transaction costs of $26 million that were paid as of March 31, 2012).

b. To record deferred taxes on i) temporary differences resulting from the purchase accounting fair value adjustments of assets and liabilities acquired and ii) the equity adjustments described in 6(k). See Note 4.

c. To adjust the value of RSC’s rental equipment based on its estimated fair value. See Note 4.

d. To adjust the value of RSC’s property and equipment based on its estimated fair value. See Note 4.

e. To write-off RSC’s historical goodwill and other intangible assets and record an estimate of merger-related goodwill and other intangible assets. See Note 4.

f. To record remaining debt issuance costs of $1 million associated with new debt issuances (excluding $65 million of debt issuance costs recognized by URI as of March 31, 2012), net of the write-off of $50 million of debt issuance costs associated with RSC’s historical debt.

g. Reflects the payment of merger related costs that were accrued as of March 31, 2012.

h. Reflects i) an $85 million increase to recognize RSC’s debt at its estimated fair value, ii) $12 million of additional borrowings under URI’s ABL facility and iii) retirement of $1.5 billion principal amount of RSC debt.

i. To record the acquisition of all of the outstanding shares of RSC common stock.

j. To record additional paid-in capital based on URI common stock issued as consideration to effect the acquisition of RSC.

k. Reflects the elimination of $892 million of RSC’s historical accumulated deficit and the after-tax impact of the following items related to the transaction that will be reflected as expenses of URI, RSC or the combined company in the periods incurred, but are not reflected in the condensed combined pro forma statement of operations as they are non-recurring: i) $5 million of remaining fees associated with amendments to URI’s ABL facility to permit the merger, ii) $76 million of fees associated with the retirement of RSC’s 10% senior secured notes due 2017 and 9.50% senior notes due 2014 and iii) $90 million of estimated remaining aggregate transaction costs expected to be incurred by URI and RSC.

l. To record the elimination of RSC’s historical accumulated other comprehensive income.

7	Pro forma statement of operations adjustments

a. To adjust depreciation of rental equipment based on the estimated fair value of RSC rental equipment. The amount of depreciation of RSC’s rental equipment could vary significantly, as the fair value estimates of the equipment are preliminary and could vary significantly from the fair values ultimately determined for the equipment. See Note 4.

b. Cost of rental equipment sales represents the charge to cost of sales for the net book value of used equipment at the time it is sold. This adjustment represents an estimate of the increase in net book value of equipment RSC sold based on the valuation work performed to date with respect to the overall rental equipment fleet. This estimate is preliminary and could vary significantly.

c. Reflects the elimination of merger related costs, which are not reflected in the condensed combined pro forma statement of operations as they are non-recurring. Future costs associated with the merger, which in the aggregate are estimated to be $171 million, will be reflected as expenses of URI, RSC or the combined company in the period or periods incurred. The future estimated costs are comprised of i) $5 million of remaining fees associated with amendments to URI’s ABL facility to permit the merger, ii) $76 million of fees associated with the retirement of RSC’s 10% senior secured notes due 2017 and 9.50% senior notes due 2014 and iii) $90 million of estimated remaining aggregate transaction costs expected to be incurred by URI and RSC.

d. To adjust non-rental depreciation and amortization based on the estimated fair value of RSC property and equipment, and of the other intangible assets acquired. The amount of non-rental depreciation and amortization of RSC’s property and equipment, and of the other intangible assets acquired could vary significantly, as the underlying fair value estimates are preliminary and could vary significantly from the fair values ultimately determined. See Note 4.

e. Reflects the elimination of historical interest expense and fees associated with the retired RSC secured debt, and the net interest expense and fees associated with the new debt issuances and the fair value adjustments to RSC’s debt that will remain outstanding after the merger. See Note 5.

f. Reflects the income tax effects of the pro forma adjustments calculated using an estimated statutory tax rate of 39%.

g. The pro forma per share calculations are based on the historical weighted-average shares of URI common stock plus the shares of URI common stock issued in connection with the merger. The historical basic and diluted weighted-average shares of RSC common stock outstanding are assumed to be replaced by the shares of URI common stock issued by URI in connection with the merger. No dilution from common stock equivalents is reflected in the pro forma per share information, as such impact would be antidilutive.